Exhibit 3.1

     The first paragraph of Section 1.6(A) of the Company’s Amended and Restated Bylaws is amended as follows:

     1.6.      Notice of Stockholder Business and Nominations

(A)	Annual Meetings of Stockholders

                 At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a stockholder who is entitled to vote at the meeting, who complies with the procedures set forth in these Bylaws and who is a stockholder of record at the time notice is delivered to the Secretary of the Corporation. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation, not ~~less~~ later than 90 calendar days nor ~~more~~ earlier than 120 calendar days prior to the first anniversary of the date of ~~mailing of the notice for~~ the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 30 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered to or mailed and received by the Secretary (i) not ~~less than 90 calendar days nor more~~ earlier than 120 calendar days prior to such annual meeting ~~or~~ and (ii) ~~if later,~~ not later than the ~~10th~~ later of 90 calendar days prior to such annual meeting or the 10th calendar day following the day on which public announcement of the date of such annual meeting is first made by the Corporation. In no event shall an announcement of an adjournment or postponement of a meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as provided in this Section 1.6.